Exhibit 4.9

Joseph Claims

ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated for reference the 27th day of March, 2006.

BETWEEN:

EMERALD ISLE INVESTMENTS, LTD. AND OR ASSIGNS, a Nevada

Corporation having its offices located at 200 – 6371 Richmond Avenue, Houston, Texas, U.A.A., 77057

(“Emerald”)

OF THE FIRST PART

AND:

ANGLO-CANADIAN URANIUM CORP., a body corporate having its offices located at 1150 – 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(“Anglo”)

OF THE SECOND PART

WHEREAS:

A.

Emerald entered into an option agreement (the “Option Agreement”) with Fred Holley and Marty Holley (collectively “H & H”) dated February 21, 2006 pursuant to the terms of which Emerald was granted an option (the “Option”) for the purchase of up to a 100% interest in one hundred and six uranium and vanadium mineral claims known as the Joseph Claims situated in Colorado;

B.

Emerald has agreed to assign and transfer (the “Assignment”) to Anglo and Anglo has agreed to acquire from Emerald all of Emerald’s right, title, interest and obligations in the Option Agreement in accordance with the terms and conditions contained herein;

C.

Anglo has agreed to be bound by the terms of the Option Agreement after the date of execution hereof; and

D.

H & H has agreed to consent to the Assignment,

WITNESSETH that for and in consideration of the premises and of the respective and mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.

Emerald hereby bargains, sells, assigns and transfers to Anglo all its right, title and interest in and to the Option Agreement and all benefits, advantages and obligations to be derived therefrom in consideration of the following.

2.

The payment of the sum of $65,000 US. and the issuance of 200,000 shares in the capital of Anglo to Emerald within three business days of Anglo receiving TSX Venture Exchange approval to the terms of this Agreement (“Approval Date”).

3.

The issuance of 200,000 shares in the capital of Anglo to Emerald one year from the Approval Date.

4.

Emerald represents and warrants to Anglo it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein and that it has taken all corporate actions necessary to enter into this Agreement.

5.

Anglo represents and warrants to Emerald it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein and that it has taken all corporate actions necessary to enter into this Agreement.

6.

Anglo from and after the date of execution of this Agreement will and does hereby assume and agree to be bound by the terms of the Option Agreement and all of the covenants and agreements of Emerald contained therein to the same extent as if Anglo has been named therein in the place and stead of Emerald. For the sake of greater certainty this includes the issuance of up to 200,000 shares referred to in paragraph 1 of the Options Agreement and the 2% Net Smelter Return Royalty referred to in paragraph 5 of the Options Agreement.

7.

Anglo will indemnify and save Emerald harmless from and in respect of all losses, damages, expenses, liabilities and costs sustained or incurred by Emerald resulting in any way, whether directly or indirectly, by a default or breach by Anglo under the Option Agreement or work carried out on the mineral claims from and after this date of execution of this Agreement.

8.

Emerald will remain liable under the Option Agreement up to the date of execution of this Agreement and will indemnify and save H & H harmless from and in respect of all losses, damages, expenses, liabilities and costs sustained or incurred by H & H resulting in any way, whether directly or indirectly, by a default or breach by Emerald under the Option Agreement prior to the date of execution of this Agreement.

9.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting environmental restrictions or approvals, the exigencies of nature, government and acts of god particularly as they may affect exploration and development of the mineral claims hereof all time herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly.

10.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by prepaid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

11.

Any issuance of shares required to be made pursuant to the Option Agreement or this Agreement shall be delivered to Emerald in the manner for the giving of notice as herein provided and shall be subject to any resale restrictions, as applicable, pursuant to the Securities Act (British Columbia), policies of the TSX Venture Exchange and U.S. securities legislation.

13. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

14. The parties will from time It, time, as necessary, do and execute or cause to be done arid executed all acts, documents, deeds, conveyances and other instruments which may reasonably be necessary or advisable to carry out the intent of’ this Agreement.

15. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed Ibis Agreement as of the day and year first above written.

EMERALD MINERALS LIMITED

Per:
Authorized Signatory

ANGLO-CANADIAN URANIUM CORP.

Per:	/s/ signed
Authorized Signatory

13. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

14. The parties will from time It, time, as necessary, do and execute or cause to be done arid executed all acts, documents, deeds, conveyances and other instruments which may reasonably be necessary or advisable to carry out the intent of’ this Agreement.

15. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed Ibis Agreement as of the day and year first above written.

EMERALD ISLE INVESTMENTS, LTD.

~~EMERALD MINERALS LIMITED~~

Per:	/s/ signed
Authorized Signatory

ANGLO-CANADIAN URANIUM CORP.

Per:	/s/ signed
Authorized Signatory

Joseph Claims

CONSENT TO ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated for reference the 30 day of March 2006

BETWEEN:

ANGLO-CANADIAN URANIUM CORP., a body corporate having its offices located at 1150 - 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(Anglo)

OF THE FIRST PART

AND:

FRED HOLLEY AND MARTY HOLLEY OF SPIDER ROCK MINING COMPANY LLC, having their offices located at 303 W. 3rd Street PO Box 246 Dove Colorado USA 81324

(Collectively “Spider Rock”)

OF THE SECOND PART

WHEREAS:

A.

Emerald Isle Investments, LTD. (“Emerald”) entered into an option agreement (the ‘Option Agreement”) with Spider Rock dated February 21,2006 pursuant to the tents of which Emerald was granted an option (the “Option”) for the purchase of up to 100% interest in one hundred and six uranium and vanadium claims known as the Joseph Claims situated in Colorado.

B.

Emerald has agreed to assign and transfer (the “Assignment”) to Anglo and Anglo has agreed to acquire front Emerald all of Emerald’s right, title, interest and obligations in the Option Agreement in accordance with the terms and conditions contained herein:

C.

Anglo has agreed to be bound by the terms of the Option Agreement after the date of execution hereof; and

D.

Spider Rock has agreed to consent to the Assignment

WITNESSETH that for and in consideration of the premises and of the respective and mutual covenants and agreements hereinafter contained, the parties hereto agree as follows;

1.

Anglo represents and warrants to Emerald it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this agreement and to catty out the transaction contemplated herein and that it has taken all corporate actions necessary to enter into this agreement.

2.

Anglo from and after the date of execution of this Agreement will and does hereby assume and agree to be bound by the terms of the Option Agreement and all of the covenants and agreements of Emerald contained therein to the same extent as if Anglo has been named therein in the place and stead of Emerald. For the sake of greater certainty this includes the issuance of up to 200,000 shares referred to in paragraph 3 of the Option Agreement and 2% Net Smelter Royalty referred to in paragraph 5o1 the Option Agreement. Spider Rock agrees Anglo and not Emerald shall from and after the date of execution of this Agreement, be responsible for all losses, damages, liabilities end costs sustained or incurred by Spider Rock.

3.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature, government and acts of God particularly as the may affect exploration and development of the mineral claim hereof alt time herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly.

4.

Spider Rock agrees and consents to the terms of the Agreement.

5.

Any Notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

6.

Any issuance of shares required to be made pursuant to the Option Agreement shall be delivered to Spider Rock in the manner for the giving of notice as herein provided and shall be subject to any resale restrictions, as applicable, pursuant to the Securities Act (British Columbia) policies of the TSX Venture Exchange and the US securities legislation.

7.

Time shall be of the essence of this Agreement and should the parties fix new dates for the performance of any obligation, time shall thereafter again be of the essence of this Agreement

8.

This Agreement will be governed by awl construed in accordance with the laws of the Province of British Columbia

9.

The parties will from time to time, as necessary, do and execute or cause to be done and executed all acts, documents, deeds, conveyances and other instruments which may reasonably be necessary or advisable to carry out the intent of this Agreement.

10.

This Agreement will inure to the heretic of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ANGLO-CANADIAN URANIUM CORP.

Per:	/s/ signed
Authorized Signatory

/s/ Fred Holley
Fred Holley

/s/ Marty Holley
Marty Holley

OPTION AGREEMENT

THIS AGREEMENT dated the 21st day of February, 2006.

BETWEEN:

Fred Holley and Marty Holley whose principal place of business is located:

P.O. Box 246

Dove Creek, Colorado 81324

(hereinafter cal led the “Optionor”)

OF THE FIRST PART

AND:

Emerald Isle Investments, Ltd., a Nevada Corporation, which has its principal place of business located:

6371 Richmond Ave., Suite 200

Houston, Texas 77057

(hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Optionor is the beneficial owner of an undivided 100% interest in one hundred six (106) uranium and vanadium mineral claims (the “Claims’) which are known as the “Joseph Claims” as more particularly described in Schedule ‘A” attached hereto, situated in Montrose County, Colorado; and

B.

The Optionor has agreed to grant an option to sell all of it interest in and to the Claims to the Optionee and/or Optionee’s assigns upon the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the Optionor hereby gives and grants to the Optionee the sole and. exclusive option (“Option”) to purchase all of the Optionor’s right, title and interest in and to the Claims subject to the following terms and conditions:

1.

The Option shall be irrevocable and. shall be open for exercise by payment of the following to Optionor by the Optionee as follows:

a)

The payment of the sum of fifty thousand dollars ($50,000.00 USD) within fifteen (15) business days of the mutual execution of this Agreement provided that Optionor has given proof of its ownership of the Claims; and the issuance by Optionee of 100,000 restricted common shares of a company to be designated solely by Optionee to Optionor and/or assigns within 120 days of execution of this Agreement; and

b)

the payment at Optionee’s option of either the sum of one hundred thousand dollars ($100, 000.00 USD) or the sum of fifty thousand ($50,000.00 USD) and the issuance by Optionee of 100,000 restricted common shares of a company to be designated solely by Optionee to Optionor and/or assigns upon the first anniversary date of the execution of this Agreement.

2.

Upon the Optionee making the payments set out in paragraph 1, the Option shall be deemed to have been exercised and the Optionee shall have earned an undivided 100% interest in the Claims.

3.

‘The Optionee shall have the sole right to designate the company from which said shares enumerated in paragraph 1 shall be issued to Optionor.

4.

The Optionee shall pay the filing fees currently due for filing the Claims with the Bureau of Land Management. It is expected that such fees will not exceed 15,000.00.

The Optionor will assist the Optionee in properly filing said fees.

5.

As additional consideration for the Optionor entering into this Agreement, the

Optionee acknowledges that its interest in. the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of Net Smelter Returns payable to the

Optionor.

6.

For the purpose of this clause “Net Smelter Returns” shall mean, the actual proceeds received by the Optionee from a smelter or other place of sale or treatment in respect of all ore removed by the Optionee from the Claims as evidenced by its returns or settlement sheets after deducting from the said proceeds all freight or oilier transportation costs from the Claims, to the smelter or other place of sale or treatment but without any other deduction whatsoever. Net Smelter Returns due and payable to the Optionor hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Optionee. Within ninety days after the end of each fiscal year during which any ore was shipped from the Claims, the records relating to the calculation of Net Smelter Returns during that fiscal year shall be delivered upon written request to the Optionor. Optionor shall then have sixty days after receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Optionor or his representative duly appointed in writing shall have the right at all reasonable times upon written request to inspect such books and financial records of the Optionee as are relevant to the determination of Net Smeller Returns, and at his own expense, to make copies thereof.

7.

During the term of this Agreement, the Optionee shall have the exclusive possession and control of the Claims and the right by its employees, agents, or contractors to explore, prospect, examine and develop the Claims in such a manner as the Optionee in its sole discretion shall decide.

8.

The Optionor represents and warrants that it is the beneficial owner of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind; that the Claims are in good standing and that it has full power, absolute authority and capacity to enter into this Agreement without obtaining the consent of any other person or body corporate; and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might he expressly set out herein. Optionor will provide a letter from their counsel that Optionor is the sole owner of the Claims.

9.

The Optionee represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with full power, absolute authority, and capacity to enter into this Agreement and to carry out the transaction contemplated herein.

10.

Any payment required to he made hereunder shall be made payable and delivered in the manner for the giving of notice as herein provided.

ii.

The Optionor agrees to execute and deliver to the Optionee such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claim-s to the Optionee concurrently upon the execution of the exercise of the Option. The Optionee has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to affect a transfer of the recorded ownership of the Claims to the Optionee and/or the Optionee’s assigns.

12.

Optionor desires to provide trucking services for any ore mined from the Joseph claims to the mill processing such ore and also desires to provide exploration services at the Joseph claims. Optionee agrees to contract with Optionor to provide said services if Optionor’s bid to provide said services is competitively priced, can be completed in a timely and workmanlike manner and is in the best interest of Optionee.

13.

Optionor shall have the right to remove its machinery, equipment or supplies located on or in the Claims within 60 days of the mine opening.

14.

During the currency of this Agreement the Optionee agrees to:

(a)

keep the Claims free and clear of all liens and encumbrances arising from its operations hereunder and in good standing by doing and filing all necessary work and making payment of all taxes required to be paid and by doing all other acts and things and making all other payments required to be made which -may he necessary it that regard; and

(b)

conduct all work on or with respect to the Claims in a careful and miner like manner and in accordance with the applicable laws of the State of Colorado, including all reclamation work, and indemnify and hold harmless the Optionor from any and all claims, suits or actions made or brought against the Optionor as a result of work done by the Optionee on or with respect to the Claims.

15.

The Option shall forthwith terminate:

(a)

upon the failure of the Optionee to make any of the payments as specified in paragraph 1 hereof by the dates specified;

(b)

upon the Optionee giving notice of termination to the Optionor; or

(c)

upon the expiration of thirty days after service of notice to the Optionee in writing by the Optionor of a breach by the Optionee of any condition or covenant herein contained to be observed or performed, if such breach has not theretofore been rectified.

16.

Upon termination of the Option all obligations or liabilities hereunder of whatever nature of the parties shall cease. The Optionee shall have the right for ninety days thereafter to remove any machinery, equipment or supplies brought on to the Claims by it.

17.

In the event Optionee terminates the Option, the Optionee shall forthwith transfer the Claims to the Optionor for the sum of $10.00.

18.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature, government and acts of God particularly as they may affect exploration and development of the Claims but excluding the want of funds. All times herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly. Each party agrees to cooperate with the other in applying for and obtaining all required federal, territorial, provincial and other governmental approvals.

19.

The data and information coming into the possession of the Optionor by virtue of this Agreement shall be kept confidential and shall not be disclosed to third parties without the written consent of the Optionee.

20.

Nothing in this Agreement shall be deemed to constitute the Optionor the partner of the Optionee except as specifically provided the agent of the other. Each party agrees to indemnify and hold the other harmless from and against the breaches of its representations, warranties, or agreements hereunder and from and against any negligent or intentional acts by it or any of its officers, agents or employees.

21.

Time shall be of the essence of this Agreement, and should the parties fix new dates for the performance of any obligation, time shall thereafter again be of the essence of this Agreement

22.

This Agreement shall be construed with and governed by the laws of the State of Nevada. All references herein to sums of money shall be deemed to refer to the currency of the United States.

23.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately, and if so mailed shall be deemed to have been given on the seventh postal delivery day following the date of mailing.

24.

The Optionor will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation warranty, covenant, agreement, or condition made by him and contained in this Agreement. The Optionor acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

25.

This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

26.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

27.

The undersigned hereby acknowledges and consents to;

(a)

The disclosure to any and all regulatory authorities of all personal information of the undersigned obtained by the Optionee; and

(b)

the collection, use and disclosure of such personal information by any and all other regulatory authorities in accordance with their requirements, including the provision to third party service provides, from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Optionor:

/s/ Fred Holley	Date:	2-21-2006
Fred Holley

/s/ Marty Holley	Date:	2-21-2006
Marty Holley

Emerald Isle Investments, Ltd.

/s/ W. Scott Thompson	Date:	3-6-2006
By: W. Scott Thompson, President

SCHEDULE “A”

Name of Claim	Record Number

Situated in Montrose County, Colorado.

Extension of Option Agreement for the Joseph Claim

Fred Holley, and Marty Holley for the due consideration of $10.00 hereby agree to extend the date for Emerald Isle Corporation to tender $50,000.00 pursuant to the Option Agreement dated February 21, 2006 to purchase the Joseph Claims. Said $50,000.00 was due on or before March 14th, 2006 and is now hereby extended to be due and payable on or before April 10, 2006

Dated March 30th, 2006

/s/ Marty Holley
Marty Holley

/s/ Fred Holley
Fred Holley